Exhibit 10.1

WELLSFORD REAL PROPERTIES, INC.

535 Madison Avenue, 26th Floor

New York, New York 10022

As of March 21, 2006

Mr. James Burns

390 Dogwood Lane

Manhasset, NY 11030

Dear Mr. Burns:

We are pleased to confirm the terms and conditions of your continued employment with Wellsford Real Properties, Inc. (the “Company”). This letter agreement (this “Agreement”) sets forth our understanding regarding your employment.

1.            Duties. The Company hereby employs you as Vice Chairman of the Company, to perform such services for the Company and its affiliated entities commensurate with your position as Vice Chairman of the Company as the Chairman of the Board and President of the Company shall designate from time to time in his discretion. It is understood and agreed that your position as Vice Chairman of the Company shall not entitle you to be a member of the Board of Directors of the Company. You shall devote approximately two business days each week, or such other time as may be reasonably requested by the Company from time to time, to the performance of your duties hereunder. We understand that you are currently a director of two outside companies.

2.            Term. The term of this Agreement shall commence as of the date hereof and, unless sooner terminated in accordance with the provisions of this Agreement, shall continue up to and including, December 31, 2008. The term of this Agreement may be extended by the written agreement of you and the Company.

3.            Salary. For all services rendered by you pursuant to this Agreement, you shall receive a salary determined by the Company at a rate per annum equal to at least $125,000 to be paid at such regular intervals, not less frequently than monthly, as the Company may establish from time to time with respect to its employees generally. Salary for all employees are reviewed each December and yours will be reviewed as part of that process.

4.            Bonuses. You will also be entitled to a minimum bonus of 50% of your then base salary for 2006, 2007 and 2008, which bonus shall be prorated, of course, for any partial calendar year during which the term of your employment terminates. Any bonus payable to you in excess of the amounts set forth above shall be at the Company’s sole discretion. Any bonus payable to you shall be paid to you within 30 days of the end of the period for which the bonus is payable.

5.            Health Insurance & Benefits. You have elected to continue your Ernst & Young medicare and health insurance coverage, and the Company will reimburse you for the aggregate monthly premium payments thereof as long as such payments are less than the amount that would have been contributed by the Company towards your health coverage (based upon the insurance coverages afforded to all employees of the Company from time to time) if you had not so elected. You shall also be entitled to participate in the Company’s 401(k) Plan consistent with, and subject to, the terms of such plan. The Company may also provide you with other benefits in accordance with the policies of the Company in effect from time to time. You will be entitled to vacation at the rate of five weeks per calendar year.

6.            Expenses. You shall be reimbursed for all reasonable business related expenses incurred by you at the request of or on behalf of the Company in connection with the performance of your duties and responsibilities hereunder, consistent with, and subject to, the Company’s policies for expense reimbursement.

7.	Termination.

(a) Your employment hereunder may be terminated by the Company (i) for Cause (as defined below) or (ii) for any reason other than Cause.

(b) “Cause” shall mean (i) you have committed fraud, willful misconduct or gross negligence in the performance of your obligations hereunder, (ii) you shall be convicted of a felony or (iii) you shall violate any of the terms, covenants or conditions of this Agreement.

8.	Results of Termination.

(a) If your employment under this Agreement is terminated (i) by the Company by reason of Cause, (ii) as a result of your disability (as determined in the reasonable discretion of the Company), or (iii) as a result of your death or by you for any reason, you shall not be entitled to receive salary for periods following termination; provided, however, if your employment under this Agreement is terminated by the Company other than by reason of Cause or is terminated as a result of your disability or death, you shall be entitled to receive a bonus equal to 50% of your then base salary, which bonus shall be prorated based on the number of days in the calendar year in which the termination occurs which have elapsed prior to such termination.

(b) On the earlier of (i) December 31, 2008 or (ii) the termination of this Agreement (A) by the Company other than by reason of Cause or (B) as a result of your death or disability, then in addition to any bonus to which you are entitled pursuant to paragraph (a) above, you shall be entitled to receive a lump sum payment equal to $75,000 per full calendar year of service since January 1, 2006, up to an aggregate of $225,000 for service through December 31, 2008, such lump sum payment to be in lieu of any salary, bonus or other compensation which you would otherwise be entitled to under this Agreement. Subject to the execution and delivery by you of a release in favor of the Company in form and substance satisfactory to the Company, such lump sum shall be paid on the earlier of December 31, 2008 or within 60 days of the effective date of termination of this Agreement.

9.            Governing Law; Severability. This Agreement shall be governed and construed in accordance with the laws of the State of New York. If any provision of this Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

10.          Entire Agreement. This Agreement sets forth the entire agreement of the parties and is intended to supersede all prior employment negotiations, understandings and agreements (including, without limitation, the letter agreement, dated as of July 1, 2001, between you and the Company, as amended). No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change. Notwithstanding the foregoing, this Agreement is subject to the policies of the Company in effect from time to time with respect to the terms of the employment of the Company’s employees.

11.          Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one and the same agreement.

Please acknowledge your agreement to the foregoing by signing this Agreement in the space indicated and returning it to the Company.

Very truly yours,

WELLSFORD REAL PROPERTIES, INC.

By:   /s/ Jeffrey H. Lynford

Name:	Jeffrey H. Lynford
Title:	President

ACCEPTED AND AGREED TO:

/s/ James J. Burns

James J. Burns

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